UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) August 5, 2005


                              Savoy Resources Corp.
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             (Exact name of registrant as specified in its charter)


         Colorado                        0-32103                 84-1522003
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(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                 File Number           Identification No.)


18826 Pagentry Place, Monument, Colorado                               80132
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(Address of Principal Executive Offices)                            (Zip Code)


     Registrant's telephone number, including area code 011-27-11-807-1446


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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 1 - Registrant's Business and Operations

Item 1.02 Entry Into a Material Definitive Agreement.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

     On August 5, 2005, we entered into the Subscription Agreement among Savoy Resources Corp., Alpha Capital Aktiengesellschaft, Whalehaven Capital Fund Limited, CMS Capital and Osher Capital Inc. (collectively, the "Subscribers"), pursuant to which we issued and sold (i) Secured Convertible Notes in the aggregate principal amount of $775,000, due August 5, 2006, bearing simple interest at the rate of five per cent per annum and convertible into a total of 4,558,824 shares of common stock at a fixed conversion price of $0.17 per share and (ii) Class D Common Stock Purchase Warrants exercisable to purchase a total of 4,558,824 shares of common stock at an exercise price of $0.28 per share for a period of four years through August 5, 2009, for a total purchase price of $775,000 in cash. Alpha Capital owns, separate from the Note and the Class D Warrant, 1,333,333 shares, and warrants exercisable to purchase 666,667 shares, of our common stock. The closing of the transaction occurred on August 5, 2005. Pursuant to the Security Agreement dated August 5, 2005, among Savoy Resources and the Subscribers, the Notes are secured by all of our assets (collectively, the "Collateral"), including, but not limited to, accounts, goods, real and personal property, all present and future books and records relating to the Collateral and all products and proceeds of the Collateral. Heilongjiang Savoy Minerals Co., Ltd., a currently 40%-owned subsidiary of Savoy Resources, entered into the Guaranty Agreement dated August 5, 2005, providing for Helongjiang Savoy Minerals to guarantee payment of the Subscribers' loans and performance under the Notes, the Subscription Agreement and all other agreements relating to the sale and issuance of the Notes and the Class D Warrants. As part of the transactions, we agreed to file a registration statement with the U.S. Securities and Exchange Commission to register a total of 9,345,590 shares of common stock issuable upon conversion of the Notes and exercise of the Warrants within 45 days, and cause it to be declared effective within 150 days, after the closing date. The terms of the private placement of the securities to the Subscribers were approved and authorized by our board of directors. We paid a selling commission in the amount of eight per cent of the total purchase price in connection with the sale and issuance of the securities.

     The issuance and sale of the securities in the transaction described above were exempt from registration under the Securities Act of 1933 in reliance upon
Section 4(2), Section 4(6) or Regulation D under the Securities Act as a transaction by an issuer not involving any public offering. Each of the Subscribers represented its intention to acquire the Notes and the Class D Warrants for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution of the securities, and appropriate legends were included in the Notes and the Class D Warrants issued in the transactions. Each Subscriber was furnished with or had access at the Commission's EDGAR website to our Form 10-KSB for the year ended December 31, 2004, and the Form 10-QSB for the quarter ended March 31, 2005, as filed with the Commission. Each Subscriber also had the opportunity to ask questions of and receive answers from our representatives. In addition, we furnished each Subscriber in writing such other information concerning our operations,


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financial condition and other matters that the Subscriber requested in writing and each Subscriber represented in writing that it considered all factors the Subscriber deemed material in deciding on the advisability of investing in the securities. Each of the Subscribers represented in writing that it is, and will be at the time of the conversion of the Notes or exercise of the Class D Warrants, an "accredited investor," as that term is defined in Regulation D under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of U.S. publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by us to evaluate the merits and risks of and to make and informed investment decision with respect to the purchase.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             SAVOY RESOURCES CORP.
                                                 (Registrant)



Date:  August 11, 2005                       By: /s/ Arthur Johnson
                                                 -------------------
                                                 Arthur Johnson, President and
                                                 Chief Executive Officer







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